EXHIBIT 10.4

EMPLOYMENT AGREEMENT WITH H. AVERETT WALKER DATED JANUARY 1, 2002

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of January 1, 2002, by and between H. AVERETT WALKER, a resident of the State of Georgia (“Employee”), and SNB BANCSHARES, INC., a Georgia corporation (“SNB”), and SECURITY BANK OF BIBB COUNTY, a Georgia financial institution (“Bank”). SNB and Bank are hereinafter collectively referred to as “Employer.”

W I T N E S S E T H:

WHEREAS, Employee is currently chief executive officer of the Bank and SNB. Employee and Employer have entered into Employment and Change in Control Agreements in the past and the parties now desire to enter into a comprehensive employment agreement to replace all prior employment agreements between the parties; and

WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of such agreement;

NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree this Employment Agreement shall replace any existing Employment Agreement between the parties and agree as follows:

1.             Employment and Duties. Bank and SNB hereby employ Employee to serve as President and Chief Executive Officer of Bank and SNB and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the terms of this Agreement, Employee will devote his full time and effort to his duties hereunder. Employee will report directly to the Boards of Directors of the Bank and SNB. This Agreement shall replace all former agreements between Employer and Employee, except stock option agreements.

2.             Term. Subject to the provisions of Sections 12 and 14 of this Agreement, the period of Employee’s employment under this Agreement shall be deemed to have commenced as of the date of this Agreement, and shall continue for a period of twenty-four (24) calendar months thereafter, and any extensions thereafter, unless the Employee dies or becomes totally disabled before the end of such twenty-four (24) months, in which case the period of employment shall continue until the end of the month of such death or disability. The said twenty-four (24) month period of employment shall automatically be extended for additional twelve (12) full calendar months terms without further action by the parties, commencing on the second anniversary of this Agreement and each anniversary thereafter. No such automatic extension shall occur if either party shall, at least ninety (90) days prior to any said anniversary, have served written notice upon the other of its intention that this Agreement shall not be so extended.

3.             Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee an annual base salary in the amount of $165,388.00 (the “Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. Employer’s Board of Directors shall review Employee’s Base Salary annually and in its sole discretion may adjust Employee’s Base Salary from year to year during the term of this Agreement. The annual compensation adjustment, (regardless of form), will be determined by the Board after taking into account, among other things, changes in the cost of living, Employee’s performance and the performance of Employer. Any action or review by the Board may be delegated to an appropriate committee thereof.

4.             Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.

5.             Employee Benefits. So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit, option, bonus and any other compensation programs covering executive officers of Employer.

6.             Vacation. Employee shall be entitled to a vacation in accordance with Employer’s vacation policy in effect at the time the vacation is to be taken.

7.             Confidentiality. In Employee’s position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires as a condition to Employee’s employment with Employer that Employee agrees to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1           Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Employer.

7.2           For the purposes of this Section, the following definitions shall apply:

7.2.1        “Trade Secret” shall mean the identity and addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

7.2.2        “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer (as hereinafter defined), the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.

7.2.3        “Business Opportunities” shall mean any specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

7.2.4        Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i)            that is or becomes generally known to the public;

(ii)           that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii)          that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv)          that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)           that Employer’s Board of Directors approves for release.

7.3           Employee shall not, without the prior approval of SNB’s Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets of Employer, its affiliates, or of any other person or entity making Trade Secrets available for Employer’s use.

7.4           Employee shall not, without the prior written consent of SNB, during his employment with Employer and for a period of twenty-four (24) months thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

8.             Observance of Security Measures. During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of Employer.

9.             Return of Materials. Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

10.           Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

11.           Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause, at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12.           Termination. During the term of this Agreement, employment, including without limitation, except as otherwise provided in this Section 12, all compensation, salary, expenses reimbursement, and employee benefits may be terminated as follows:

12.1        At the election of Employer for Cause;

12.2        At Employee’s election, for Good Reason or upon Employer’s breach of any material provision of this Agreement;

12.3        “Cause” shall mean (i) conduct by Employee that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of the Employee of a felony; (iii) initiation of suspension or removal proceedings against the Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowingly violates federal or state banking laws or regulations ; or (v) refuses to perform a duly authorized directive of the Employer’s Boards of Directors.

12.4        Upon Employee’s death, or, at the election of either party, upon Employee’s disability as determined in accordance with the standards and procedures under Employee’s then-current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in place, upon Employee’s disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of one hundred eighty (180) consecutive days.

12.5        At Employee’s election by delivery of the thirty (30) days notice thereof for any reason other than as set forth in Section 12.2 of this Agreement.

12.6        “Good Reason” shall mean action taken by Employer which results in:

(i)            a material change in Employee’s status, offices, titles, reporting requirements, or duties or responsibilities with Employer as in effect on the effective date of this Agreement.

(ii)           a reduction in Employee’s Base Salary and benefits as in effect on the effective date of the Purchase or as the same may be increased from time to time, unless a similar reduction is made in salary and benefits of all similarly-situated officers of Employer; or

12.7        Provided there has not occurred a Change in Control as set forth in Section 14 of this Agreement, if this Agreement is terminated either (i) by Employer at any time for any reason other than for Cause, (ii) by Employee for Good Reason or (iii) upon Employer’s breach of this Agreement, then Employer shall pay to Employee as Employee’s sole remedy hereunder the Employee’s Annual Salary as defined in Section 14 of this Agreement for a term of one (1) year.

12.8        If the Agreement is terminated either for Cause or by Employee pursuant to Section 12.5 of this Agreement, Employee shall receive no further compensation or benefits, other than Employee’s Base Salary and other compensation as accrued through the date of such termination.

13.           Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

SNB:	SNB Bancshares, Inc. Attention: H. Averett Walker 2918 Riverside Drive P. O. Box 4748 Macon, Georgia 31208

With a copy to:	Edward J. Harrell, Esq. Martin, Snow, Grant & Napier, LLP 240 Third Street Macon, Georgia 31202-1606

Employee:	Mr. H. Averett Walker 4336 Old Club Road Macon, GA 31210

14.           Change in Control. None of the benefits provided in this Section 14 of this Agreement shall be payable to Employee unless during the term of this Agreement, there has been a Change in Control of the Employer, as defined in Section 14.1 below. Upon such a Change in Control of the Employer during the term of this Agreement, all of the provisions hereof shall become operative immediately.

14.1        Definitions.

14.1.1     “Board” or Board of Directors” shall mean the Board of Directors of SNB.

14.1.2     “Cause” shall mean the same as the definition in Section 12.3.

14.1.3     “Change in Control” shall mean either

(i)            the acquisition, directly or indirectly, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) within any twelve (12) month period of securities of SNB representing an aggregate of twenty-five percent (25%) or more of the combined voting power of SNB’s then outstanding securities; or

(ii)           during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(iii)          consummation of (a) a merger, consolidation or other business combination of SNB with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of SNB immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty percent (60%) of the outstanding common stock of SNB or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (b) a plan of complete liquidation of SNB or an agreement for the sale or disposition by SNB of all or substantially all of SNB’s assets; or

(iv)          the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of SNB and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

14.1.4     “Code” shall mean the Internal Revenue Code of 1986, as amended.

14.1.5     “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of SNB.

14.1.6     “Disability” shall mean the Employee’s inability as a result of physical or mental incapacity to substantially perform his duties for SNB on a full-time basis for a period of six (6) months. The determination of whether the Employee suffers a Disability shall be made by a physician acceptable to both the Employee and SNB.

14.1.7     “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(l) of the Code.

14.1.8     “Involuntary Termination” shall mean termination of the Employee’s employment by the Employee following a Change in Control which, in the reasonable judgment of the Employee, is due to (i) a change of the Employee’s responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Employee of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in the Employee’s compensation or benefits, or (iii) a forced relocation of the Employee outside the Macon metropolitan area or significant increase in the Employee’s travel requirements. Involuntary Termination does not include retirement (including early retirement) within the meaning of SNB’s retirement plan, or death or Disability of the Employee.

14.1.9     “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

14.1.10   “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

14.1.11   “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

14.2        Benefits upon Termination Following a Change in Control.

14.2.1     Termination. The Employee shall be entitled to, and SNB shall pay or provide to the Employee, the benefits described in Section 14.2.2 below if (a) a Change in Control occurs during the term of this Agreement, and (b) the Employee’s employment is terminated within three (3) years following the Change in Control either (i) by SNB (other than for Cause or by reason of the Employee’s death or Disability) or (ii) by the Employee pursuant to Involuntary Termination; provided, however, that if:

(a)           during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the “Proposed Transaction”); and

(b)           the Employee’s employment is thereafter terminated by SNB other than for Cause or by reason of the Employee’s death or Disability; and

(c)           the Proposed Transaction is consummated within one year after the date of termination of the Employee’s employment, then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of the Employee’s employment shall be deemed to have occurred within three (3) years following a Change in Control.

14.2.2     Benefits to be Provided. If the Employee becomes eligible for benefits under Section 14 above, SNB shall pay or provide to the Employee the benefits set forth in this Section 14.2.2.

(a)           Salary. The Employee will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 14.2.2(c) below) for a period of twenty-four

(24) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment; provided further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value. For purposes hereof, the Employee’s “current salary” shall be the highest rate in effect during the six-month period prior to the Employee’s termination.

(b)           Bonuses. The Employee shall receive bonus payments from SNB for the twenty-four (24) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average of the bonuses paid to him for the two calendar years immediately preceding the year in which such termination occurs. Any bonus amounts that the Employee had previously earned from SNB but which may not yet have been paid as of the date of termination shall not be affected by this provision. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made and discounting them to their Present Value.

(c)           Health and Life Insurance Coverage The health and life insurance benefits coverage provided to the Employee at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Employee retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date twenty-four (24) months from the date of such termination. Any additional coverages the Employee had at termination, including dependent coverage, will also be continued for such period at the same level and on the same terms as provided to the Employee immediately prior to his termination, to the extent permitted by the applicable policies or contracts. Any costs the Employee was paying for such coverages at the time of termination shall be paid by the Employee by separate check payable to SNB each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Employee, then SNB will arrange for other coverage at its expense providing substantially similar benefits.

(d)           Employee Retirement Plans. To the extent permitted by the applicable plan, the Employee will be fully vested in and will be entitled to continue to participate, consistent with past practices, in all employee retirement plans maintained by SNB in effect as of his date of termination, including, to the extent such plans are still maintained by SNB and Bank and any successor plan or plans. The Employee’s participation in such retirement plans shall continue for a period of twenty-four (24) months from the date of termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the Employee under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan. If full vesting and continued participation in any plan is not permitted, SNB shall pay to the Employee and, if applicable, his beneficiary, a supplemental benefit equal to the Present Value on the date of termination of employment of the excess of (i) the benefit the Employee would have been paid under such plan if he had been fully vested and had continued to be covered for the 24-month period as if the Employee had earned compensation described under (a) and (b) above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (ii) the benefit actually payable to or on behalf of the Employee under such plan. For purposes of determining the benefit under (i) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as the Employee’s account under such plan at the time of termination of employment. SNB shall pay such supplemental benefits (if any) in a lump sum.

(e)           Effect of Lump Sum Payment. The lump sum payment under (a) or (b) above shall not alter the amounts the Employee is entitled to receive under the benefit plans described in (c) and (d) above. Benefits under such plans shall be determined as if the Employee had remained employed and received such payments over a period of twenty-four (24) months.

(f)            Effect of Death or Retirement. The benefits payable or to be provided under this Agreement shall cease in the event of the Employee’s death or election to commence retirement benefits under SNB’s retirement plan.

(g)           Limitation on Amount. Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to the Employee by SNB or its affiliates, whether pursuant to this

Agreement or otherwise, which are treated as Severance Payments shall be modified or reduced in the manner provided in (h) below to the extent necessary so that the benefits payable or to be provided to the Employee under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause SNB to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Internal Revenue Code Section 280G, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

(h)           Modification of Amount. In the event that the amount of any Severance Payments that would be payable to or for the benefit of the Employee under this Agreement must be modified or reduced to comply with this Section 2, the Employee shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of SNB.

(i)            Avoidance of Penalty Taxes. This Section 14.2.2 shall be interpreted so as to avoid the imposition of excise taxes on the Employee under Section 4999 of the Code or the disallowance of a deduction to SNB pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise.

(j)            Additional Limitation. In addition to the limits otherwise provided in this Section 14.2.2, to the extent permitted by law, the Employee may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Employee under Section 4999 of the Code.

(k)           No Obligation to Fund. The agreement of SNB (or its successor) to make payments to the Employee hereunder shall represent solely the unsecured obligation of SNB (and its successor), except to the extent SNB (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

15.           Covenant Not to Compete and Not to Solicit.

15.1        For purposes of this Section 15, Employer and Employee conduct the following business in the following geographic areas:

15.1.1     Employer engages in the banking business; originates, closes and sells loans; receives deposits and otherwise engages in the business of banking that will continue (“Business of Employer”).

15.1.2     After the date of this Agreement, Employer will actively conduct Business of Employer in the geographic areas of Georgia from its main office to be located at 2918 Riverside Drive, Macon, Georgia 31204 (the “Main Office”), and at locations in Bibb and Houston Counties, Georgia (“Branches”).

15.1.3     Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of fifty (50) miles from the Main Office, and will work primarily in such area while in the employ of Employer.

15.2        Employee covenants and agrees that for a period of one (1) year after the termination of his employment with Employer for any reason, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee’s own behalf or for others, provide the duties performed by Employee while employed by the Employer in the capacity described in Section 1 of this Agreement for any entity or person conducting the Business of Employer within the geographic area covered by a circle having a radius of fifty (50) miles from the Main Office.

15.3        Employee acknowledges that an important factor leading to the Purchase is the loyalty of employees. Accordingly, Employee agrees that both during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any Bank or SNB employee to terminate his or her employment with Bank or SNB, and, Employee further agrees that for a period of at least one (1) year after the termination of employment by any employee of Bank or SNB, and Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as to the capabilities of Employer’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Bank.

15.4        Employee agrees that both during the term of this Agreement and for a period of one (1) year after termination of his employment with Employer for any reason Employee will not solicit any customers of Employer with whom Employee had contact during his employment with Employer for the purpose of marketing the same type loans and other services rendered to the customer by Employee while employed by Employer.

15.5        Employee and Employer shall periodically amend this Agreement by updating the address referenced in Section 15.1.2 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in Section 1 of this Agreement.

15.6        The covenants contained in this Section 15 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Employer of said covenants.

16.           Miscellaneous.

16.1        This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

16.2        This Agreement shall be governed by the laws of the State of Georgia.

16.3        Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

16.4        Time is of the essence in this Agreement.

16.5        This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

16.6        This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Employee:
/s/ H. Averett Walker (SEAL)

H. AVERETT WALKER

Employer: SNB BANCSHARES, INC. (SEAL)
BY:	/s/ Robert C. Ham

Its:	Robert C. Ham Chairman

Bank: SECURITY BANK OF BIBB COUNTY (SEAL)
BY:	/s/ Robert C. Ham

Its:	Robert C. Ham Chairman